                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Vastar Resources, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

[LOGO OF VASTAR RESOURCES, INC. APPEARS HERE]

VASTAR RESOURCES, INC.


NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD
ON MAY 19, 1999
AND PROXY STATEMENT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

                            Vastar Resources, Inc.
                             15375 Memorial Drive
                             Houston, Texas 77079

March 23, 1999

Dear Stockholder:

You are cordially invited to join us at the 1999 Annual Meeting of Stockholders on Wednesday, May 19, 1999, in the Main Conference Room of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, beginning at 9:00 a.m., local time.

It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy and vote in person.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the formal business the stockholders will act on. The meeting will also feature a report on the operations of Vastar, followed by a question-and-answer period.

Sincerely yours,

/s/ MICHAEL E. WILEY
Chairman of the Board


/s/ CHARLES D. DAVIDSON
President and Chief Executive Officer

                            Vastar Resources, Inc.

                   Notice of Annual Meeting of Stockholders

                                  to be held

                                 May 19, 1999

To the Stockholders:

The 1999 Annual Meeting of Stockholders of Vastar Resources, Inc. will be held in the Main Conference Room of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, on Wednesday, May 19, 1999, at 9:00 a.m., local time. The purposes of the Annual Meeting are:

(1) To elect nine directors to hold office for a one-year term;

(2) To approve the appointment of PricewaterhouseCoopers LLP as independent auditors for Vastar for the year 1999; and

(3) To transact such other business as may properly come before the meeting.

The board of directors has fixed March 22, 1999 as the record date for the meeting. Only common stockholders of record at the close of business on March 22, 1999 may vote at the meeting.

If you are a stockholder of record you should receive a copy of this proxy statement and a proxy card. On the proxy card, you can give directions on how the shares of common stock of Vastar registered in your name should be voted. If you are a participant in Vastar's Capital Accumulation or Savings Plans you should also receive a copy of this proxy statement and a proxy card from the plan trustee. On the proxy card for the plans you can give directions to the plan trustee on how the shares of common stock credited to your account should be voted. If a bank, broker or other nominee holds shares you own, you should receive instructions from the nominee on how your shares can be voted.

You are urged to read this proxy statement; then complete, sign and date the proxy card and return it in the enclosed self-addressed postage-paid envelope.

/s/ ALBERT D. HOPPE
Albert D. Hoppe                                     Houston, Texas
Secretary                                           March 23, 1999

                            Vastar Resources, Inc.
                             15375 Memorial Drive
                               Houston, TX 77079

                               ----------------

                                PROXY STATEMENT
                                March 23, 1999

                               ----------------

                                VOTING BY PROXY

  The board of directors of Vastar is soliciting your proxy to vote your shares at the 1999 annual stockholders' meeting. You may revoke your proxy at any time before it is voted by giving notice, in person or in writing, to the Secretary of Vastar. Unless you revoke your proxy, it will be voted in accordance with the instructions on your proxy card. If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote:

 . For the election of the nine nominees for director listed in this proxy statement; and

 . For the approval of the appointment of PricewaterhouseCoopers LLP as independent auditors for Vastar for the year 1999.

For other items of business that come before the meeting, the persons named as proxies will vote in accordance with their best judgment.

                                 WHO CAN VOTE

  If you are listed on our stockholder register as a holder of common stock at the close of business on March 22, 1999, you are entitled to vote your shares at the annual stockholders' meeting. March 22, 1999 is the record date. Anyone listed on this register on the record date is called a holder of record on that date. There were 97,405,090 shares of common stock outstanding on March 22, 1999. Each share is entitled to one vote, but you will not be entitled to vote any fractional shares you hold. The approximate date on which this proxy statement and the proxy card were first sent to stockholders was March 29, 1999.

                         SECURITY OWNERSHIP OF CERTAIN
                               BENEFICIAL OWNERS

  March 22, 1999 is the date when we determined the identity of the holders of record of our common stock entitled to vote at the 1999 annual stockholders' meeting. On March 22, 1999, the only person known to us to own more than 5 percent of our common stock is:

                                                             Amount and
                                                             Nature of
                                     Name and Address        Beneficial Percent
 Title of Class                     of Beneficial Owner      Ownership  of Class
 --------------                     -------------------      ---------- --------
Common Stock.................. Atlantic Richfield Company    80,000,001   82.1%
                               515 South Flower Street
                               Los Angeles, California 90071

  ARCO (Atlantic Richfield Company) has both the voting power and the power to dispose of these shares. It does not share this power with any other person.

  ARCO is able, acting alone, to elect the entire board of directors of Vastar and to approve any action requiring stockholder approval. ARCO's level of ownership of our common stock precludes any acquisition of control of Vastar, unless favored by ARCO. ARCO has informed us that it intends to vote its shares in favor of the nine nominees to the board of directors and for the approval of PricewaterhouseCoopers LLP as independent auditors for the year 1999.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The table below lists the number of shares of Vastar common stock and ARCO common stock beneficially owned by the following persons:

    (i) Each of our directors;

    (ii) Our President and Chief Executive Officer;

    (iii) The four highest-paid executive officers (other than our President and Chief Executive Officer); and

    (iv) All of Vastar's directors and executive officers as a group.

The date we chose to determine beneficial ownership was February 1, 1999. Beneficial ownership of common stock by a person as of a particular date means common stock directly or indirectly owned by that person on the date and common stock which that person has the right to acquire within 60 days of the date. On February 1, 1999, no Vastar director or executive officer beneficially owned more than 1 percent of Vastar's common stock or more than 1 percent of any other class of equity securities of Vastar or ARCO. In addition, all of the equity securities owned by our directors and officers as a group did not exceed 1 percent of any class of equity securities of Vastar or ARCO. Each individual has sole voting and investment power over the shares indicated.

                          Shares of Vastar Common Stock Shares of ARCO Common Stock
                            Beneficially Owned as of     Beneficially Owned as of
          Name               February 1, 1999(1)(2)      February 1, 1999(2)(3)(4)
          ----            ----------------------------- ---------------------------
Jimmie D. Callison......               5,000                            0
Terry G. Dallas.........                 605                       57,070
Charles D. Davidson.....             162,150                        1,876
Phillip A. Gobe.........               5,750                       18,445
Albert D. Hoppe.........              52,696                        1,463
Marie L. Knowles........                 400                      148,015
Robert C. LeVine........               6,500                          500
William D. Schulte......               6,000                            0
Steven J. Shapiro.......             171,577                        1,204
Robert P. Strode........              12,080                        8,940
Donald R. Voelte, Jr....                   0                       90,302
Michael E. Wiley........             298,639                       43,948
All directors and
 executive officers as a
 group, including those
 listed above...........             813,612                      373,819

------------
(1) Some of the Vastar common stock reported as beneficially owned in this column is obtainable on February 1, 1999, or within 60 days of February 1, 1999, only through the exercise of stock options. The number of these stock options held by the following persons listed in the table is as follows:

Callison................   5,000
Davidson................ 160,448
Gobe....................   5,750
Hoppe...................  52,696
LeVine..................   5,000

Schulte....................   5,000
Shapiro.................... 169,559
Strode.....................  12,000
Wiley...................... 296,578
Directors & officers as a
 group..................... 804,247

(2) Some of the common stock reported in this column is held by trustees under our Capital Accumulation and Savings Plans or ARCO's Capital Accumulation and Savings Plans.

(3) Some of the ARCO common stock reported as beneficially owned in this column is obtainable on February 1, 1999, or within 60 days of February 1, 1999, only through the exercise of stock options. The number of these stock options held by the following persons listed in the table is as follows:

Dallas..................  44,303
Gobe....................  14,000
Knowles................. 122,181
Strode..................   6,248

Voelte.....................  87,326
Wiley......................  37,324
Directors & officers as a
 group..................... 311,382

(4) The shares reported for Mrs. Knowles do not include 11,542 shares owned by her spouse, as to which shares she disclaims beneficial ownership.

   The shares of ARCO common stock reported in this column include the following restricted stock granted under ARCO's Long-Term Incentive Plan:

Dallas.................. 3,056
Gobe....................   293
Knowles................. 7,409

Voelte.................. 2,821
Wiley................... 4,879

  The shares of ARCO common stock reported in this column also include the following shares of ARCO common stock which can be issued as dividend share credits allocated to ARCO stock options:

Dallas.................. 6,734
Gobe.................... 2,424

Knowles................. 17,345
Strode..................  1,218

                             ELECTION OF DIRECTORS

                           Proposal 1 on Proxy Card

  The number of directors on the board is currently eight. There is one vacancy which resulted from the resignation of William E. Wade, Jr. on January 20, 1999. At its regular meeting held on March 2, 1999, the board of directors selected the following nine nominees for election to a term of one year, as recommended by the nominating committee. Each of the nominees is currently a director of Vastar and was elected at last year's annual stockholders' meeting for a one-year term, except for Donald R. Voelte, Jr. who is a new nominee.

                              Jimmie D. Callison
                              Terry G. Dallas
                              Charles D. Davidson
                              Marie L. Knowles
                              Robert C. LeVine
                              William D. Schulte
                              Steven J. Shapiro
                              Donald R. Voelte, Jr.
                              Michael E. Wiley

  Each nominee has indicated a willingness to serve as a director. However, if any nominee were to decline or be unable to act as a director, the persons named as proxies on the proxy card will vote for the nominees recommended by the board of directors.

  The board of directors recommends that you vote FOR the election of the nominees listed below. If you sign and return the enclosed proxy card, it will be voted for the election of the nominees listed below unless you specify otherwise on the card.

                 BOARD OF DIRECTORS--BIOGRAPHICAL INFORMATION

  Below is biographical information on each nominee for election to the board of directors. The information includes the nominee's:

    (i) age as of May 19, 1999, the date of the annual stockholders' meeting;

    (ii) present position, if any, with Vastar;

    (iii) period served as a director; and

    (iv) other business experience during the past five or more years.


               Jimmie D. Callison, 66
                Director

               Mr. Callison has been a director since January 1995. He served
 [PHOTO OF     as Vice President of Schlumberger Limited from 1989 to 1995,
  JIMMIE D.    President of Dowell Schlumberger Incorporated from 1987 to
  CALLISON     1988, and Executive Vice President of Dowell Schlumberger
  APPEARS      Incorporated from 1984 to 1989. He joined the Dowell Division
  HERE]        of the Dow Chemical Company (which later became Dowell
               Schlumberger) in 1957.

               Terry G. Dallas, 48
                Director

 [PHOTO OF     Mr. Dallas has been a director since January 1994. He has been
  TERRY G.     a Senior Vice President of ARCO since November 1996 and the
  DALLAS       Treasurer of ARCO since January 1994. He was Vice President of
  APPEARS      ARCO from June 1993 to November 1996, serving as Vice
  HERE]        President, Corporate Planning from June 1993 to January 1994.
               He served as Assistant Treasurer, Corporate Finance of ARCO from 1990 to 1993 and was the Manager, Finance, Control and Planning of ARCO British, Ltd. from 1988 to 1990.

               Charles D. Davidson, 49
                President, Chief Executive Officer and Director

 [PHOTO OF     Mr. Davidson was elected President and Chief Executive Officer
  CHARLES D.   in March 1997 and has been a director since March 1994. From
  DAVIDSON     September 1993 to March 1997, he served as a Senior Vice
  APPEARS      President. From December 1992 to October 1993, he was Senior
  HERE]        Vice President of the Eastern District for ARCO Oil and Gas
               Company. From 1988 to December 1992, he held various positions with ARCO Alaska, Inc. Mr. Davidson joined ARCO in 1972.

               Marie L. Knowles, 52
                Director

 [PHOTO OF     Mrs. Knowles has been a director since December 1996. She has
  MARIE L.     been Executive Vice President and the Chief Financial Officer
  KNOWLES      of ARCO since July 1996. She was a director of ARCO from July
  APPEARS      1996 to May 1998. She served as a Senior Vice President of ARCO
  HERE]        and President of ARCO Transportation Company from June 1993 to
               July 1996. She served as Vice President and Controller of ARCO from July 1990 to May 1993 and Vice President of Finance,
               Control and Planning of ARCO International Oil and Gas Company from July 1988 to July 1990. From October 1986 to July 1988, she served as Assistant Treasurer of Banking of ARCO. Mrs.
               Knowles is also a director of Phelps Dodge Corporation.

               Robert C. LeVine, 66
                Director

[PHOTO OF      Mr. LeVine has been a director since July 1994. Mr. LeVine has
 ROBERT        been a private investor since his retirement in February 1993
 C. LEVINE     from the position of Managing Director for J.P. Morgan
 APPEARS       Investment Management, Inc., which he held from 1981 to 1993.
 HERE]         He served as First Vice President of the Energy Group for E.F.
               Hutton & Co. from 1974 to 1981; as a Vice President and oil analyst for Wertheim & Co. from 1972 to 1974; and as Manager, Investor Relations for ARCO from 1969 to 1972.

               William D. Schulte, 66
                Director

[PHOTO OF      Mr. Schulte has been a director since July 1994. Mr. Schulte
 WILLIAM       has been a private investor since his retirement from the
 D. SCHULTE    position of Vice Chairman of KPMG Peat Marwick on December 31,
 APPEARS       1990. He served as Vice Chairman -- Western Region from 1986 to
 HERE]         1990 and previously served as Managing Partner of the Los
               Angeles office from 1979 to 1986. He joined Peat Marwick in
               1961. Mr. Schulte is also a director of Washington Mutual, Inc.

               Steven J. Shapiro, 47
                Senior Vice President, Chief Financial Officer and Director

[PHOTO OF      Mr. Shapiro has been Senior Vice President and Chief Financial
 STEVEN J.     Officer since December 1993 and a director since January 1994.
 SHAPIRO       He was also Treasurer from January 1994 to December 1995. He
 APPEARS       was the President of ARCO Coal Australia, Inc. from October
 HERE]         1991 to December 1993. Previously, he held the position of Vice
               President of Planning of ARCO from 1990 to October 1991. From
               1988 to 1990, he was Assistant Treasurer for ARCO, serving in both Los Angeles and London. Mr. Shapiro joined ARCO in 1977.

               Donald R. Voelte, Jr., 46
                Nominee for Director

[PHOTO OF      Mr. Voelte will be a newly elected director of the Company at
 DONALD R.     the 1999 Annual Meeting of Stockholders. He has been an
 VOELTE, JR.   Executive Vice President of ARCO since October 1998. From April
 APPEARS       1997 to October 1998, he held the position of Senior Vice
 HERE]         President, Corporate Planning of ARCO. Previously, he was
               President of New Exploration and Producing Ventures with Mobil
               Corporation. He served in a variety of other capacities with Mobil subsequent to joining them in 1975, including General
               Manager of Corporate Planning, Planning Manager for U.S.
               Exploration and Producing and Vice President and General
               Manager of U.S. Marketing.

               Michael E. Wiley, 48
                Chairman of the Board

[PHOTO OF      Mr. Wiley has been a director since September 1993 and was
 MICHAEL E.    elected Chairman of the Board in December 1996. He has been
 WILEY         President and Chief Operating Officer of ARCO since October
 APPEARS       1998. He was an Executive Vice President of ARCO from March
 HERE]         1997 to September 1998 and a director from June 1997 to May
               1998. He was President of Vastar from September 1993 to March
               1997 and Chief Executive Officer from January 1994 to March
               1997. He held the position of Senior Vice President of ARCO from June 1993 to June 1994. He held the position of President of ARCO Oil and Gas Company from June to October 1993.
               Previously, from 1991 to 1993, he was a Vice President of ARCO and Manager of ARCO Exploration and Production Technology. From
               1989 to 1991, he was Vice President of ARCO Oil and Gas
               Company's Southern District. Mr. Wiley joined ARCO in 1972.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table describes the compensation paid to Mr. Davidson and the top four highest-paid executive officers of Vastar, other than Mr. Davidson, in 1996, 1997 and 1998.

                          Summary Compensation Table

                                                              Long Term
                                                             Compensation
                                 Annual Compensation            Awards
                         ----------------------------------- ------------
                                                              Securities
                                                Other Annual  Underlying
        Name and               Salary   Bonus   Compensation    Vastar         All Other
   Principal Position    Year  ($)(1)    ($)        ($)      Options (#)  Compensation  ($)(2)
   ------------------    ---- -------- -------- ------------ ------------ --------------------
          (a)             (b)    (c)      (d)        (e)          (g)              (i)
Charles D. Davidson..... 1998 $383,077 $364,000   $ 27,125      60,530          $ 54,375
 President and Chief     1997 $328,923 $282,000   $ 12,008      51,000          $ 51,010
 Executive Officer       1996 $252,000 $165,000   $ 21,770      30,600          $ 42,883
Steven J. Shapiro....... 1998 $256,731 $170,000   $ 18,200      22,000          $ 46,272
 Senior Vice President
  and                    1997 $264,356 $188,000   $ 10,625      18,000          $ 54,010
 Chief Financial
  Officer(3)             1996 $243,251 $136,000   $ 10,727      23,000          $ 39,164
Phillip A. Gobe......... 1998 $237,969 $155,000   $ 10,341      22,000          $ 38,591
 Senior Vice
  President(4)           1997 $240,046 $124,000   $ 60,055      23,000          $107,594
                         1996 $202,447 $ 52,065   $  5,391         (4)          $ 31,302
Robert P. Strode........ 1998 $229,616 $160,000   $  4,932      22,000          $ 33,432
 Senior Vice
  President(5)           1997 $217,573 $112,000   $ 49,662      34,500          $ 97,073
                         1996 $209,903 $ 45,691   $126,501         (5)          $201,175
Albert D. Hoppe......... 1998 $201,731 $100,000   $  6,470      11,000          $ 35,642
 Vice President, General 1997 $207,147 $ 96,000   $  4,626       9,000          $ 42,520
 Counsel and Secretary   1996 $185,808 $ 84,000   $  2,493      11,500          $ 32,259

--------
(1) Salary is paid bi-weekly. There were 27 paydays in 1997 and 26 in each of 1996 and 1998. The apparent reduction in salary in 1998 for Messrs. Hoppe, Gobe and Shapiro is a result of there being one additional bi-weekly payday in 1997 than in 1998.
(2) The table below itemizes each of the items included in the "All Other Compensation" column. The items are:
  . Contributions to the Executive Supplementary Savings Plan;
  . Incremental premiums paid for the Executive Medical Plan above a base amount provided to all employees;
  . Reimbursements for financial counseling services;
  . Imputed income in respect of benefits under the Long-Term Disability
    Plan;
  . The value of insurance premiums paid under the Executive Life Insurance
    Plan;
  . Executive foreign service and relocation expenses; and . Miscellaneous moving expenses.

                                                                Disability            Foreign
                                                                   Plan               Service    Misc.
                              Supplementary Medical  Financial   Imputed     Life       and      Moving
          Name           Year Savings Plan  Premiums Counseling   Income   Insurance Relocation Expenses
          ----           ---- ------------- -------- ---------- ---------- --------- ---------- --------
Mr. Davidson............ 1998    $30,646     $7,469   $   971     $4,409    $10,880   $      0  $     0
                         1997    $26,314     $8,554   $   500     $3,841    $11,801   $      0  $     0
                         1996    $20,160     $8,554   $ 2,300     $2,716    $ 9,153   $      0  $     0
Mr. Shapiro............. 1998    $20,539     $7,469   $ 6,200     $3,138    $ 8,926   $      0  $     0
                         1997    $21,149     $8,554   $11,150     $2,803    $10,354   $      0  $     0
                         1996    $19,460     $8,554   $     0     $2,314    $ 8,836   $      0  $     0
Mr. Gobe................ 1998    $19,037     $7,469   $ 6,200     $1,932    $ 3,953   $      0  $     0
                         1997    $18,550     $8,918   $ 8,400     $1,473    $ 4,232   $      0  $66,021
                         1996    $16,196     $9,907   $   750     $1,149    $ 3,300   $      0  $     0
Mr. Strode.............. 1998    $18,369     $7,469   $ 3,250     $1,655    $ 2,689   $      0  $     0
                         1997    $17,161     $8,909   $ 3,250     $1,145    $ 2,652   $ 63,956  $     0
                         1996    $14,826     $9,907   $ 5,400     $1,029    $ 1,797   $168,216  $     0
Mr. Hoppe............... 1998    $16,139     $7,469   $ 4,200     $1,813    $ 6,021   $      0  $     0
                         1997    $16,572     $8,554   $ 9,040     $1,643    $ 6,711   $      0  $     0
                         1996    $14,865     $8,554   $ 1,950     $1,291    $ 5,599   $      0  $     0

(3) The amounts reported in the "Other Annual Compensation" column for Mr. Shapiro do not reflect a net refund of $18,856 for taxes paid by Vastar on behalf of Mr. Shapiro in prior years and refunded to Vastar in the year 1996.
(4) Mr. Gobe began his employment with Vastar in May 1997. Generally, compensation reported on this chart prior to his Vastar employment was paid by ARCO for his services to ARCO. While employed with ARCO, he received 4,012 ARCO stock options for 1996 and 3,794 ARCO stock options for 1997. He also accrued the following dividend share credits associated with his ARCO stock options: 542 for 1996, 522 for 1997 and 538 for 1998.
(5) Mr. Strode began his employment with Vastar in late February 1997. Compensation reported on this chart prior to his Vastar employment was paid by ARCO for his services to ARCO. While employed with ARCO, he received 3,698 ARCO stock options for 1996. He also accrued the following dividend share credits associated with his ARCO stock options: 260 for 1996, 272 for 1997 and 284 for 1998.

                                 STOCK OPTIONS

  The board of directors granted stock options to our officers and key employees at its regular meeting on March 2, 1999. The following table shows the stock options granted to Mr. Davidson and the four other highest-paid executive officers, other than Mr. Davidson, for their 1998 performance.

                         Vastar Option Grants for 1998

                                                                               Potential Realizable
                                                                                 Value at Assumed
                                                                               Annual Rates of Stock
                                                                                Price Appreciation
                              Individual Grants                                   for Option Term
------------------------------------------------------------------------------ ---------------------
                          Number of
                         Securities   Percent of Total  Exercise
                         Underlying  Options Granted to or Base
                           Options    Vastar Employees   Price    Expiration
          Name           Granted (#)      for 1998       ($/Sh)      Date          5%        10%
------------------------ ----------- ------------------ -------- ------------- ---------- ----------
          (a)                (b)             (c)           (d)        (e)          (f)        (g)
Mr. Davidson............   60,530          13.13%       $39.8125 March 2, 2009 $1,515,544 $3,840,683
Mr. Shapiro.............   22,000           4.77%       $39.8125 March 2, 2009 $  550,834 $1,395,920
Mr. Gobe................   22,000           4.77%       $39.8125 March 2, 2009 $  550,834 $1,395,920
Mr. Strode..............   22,000           4.77%       $39.8125 March 2, 2009 $  550,834 $1,395,920
Mr. Hoppe...............   11,000           2.39%       $39.8125 March 2, 2009 $  275,417 $  697,960

  The stock options listed on this table are ten-year options which can be exercised in 25 percent annual increments beginning on March 2, 2000. Each stock option is accompanied by a tax withholding right which will allow us to withhold a portion of the common stock due to an executive on the exercise of an option to pay any taxes which may be due. If the executive terminates his or her employment for reasons other than retirement or death, stock options held for less than one year are cancelled, and stock options which are exercisable on the date of termination of employment and which have been held for more than one year are exercisable for 90 days after termination of employment, unless we determine otherwise. All stock options automatically vest and are exercisable if a change of control of Vastar occurs. The definition of a change of control is summarized in the material under the heading "Change of Control Arrangements" in this proxy statement.

  The last two columns on the right of the table present the hypothetical future value of Vastar common stock which might be received on the exercise of the stock options, net of the option's exercise price. The hypothetical value is based on the assumption that the market price of our common stock will appreciate at a 5 and 10 percent compound annual rate over the ten-year term of the options. The market price of our stock on the March 2, 1999 grant date was $39.8125, and the future price of our stock using these same 5 and 10 percent compounding over ten years would be $64.8504 and $103.2634. The 5 and 10 percent rates of stock price appreciation are examples prepared in accordance with SEC regulations and do not necessarily reflect our assessment of our future stock price performance. These hypothetical values presented do not indicate the value of the stock options.

  The table below shows the number of stock options exercised in 1998 by the executive officers listed below and the value received on the exercise. The table also shows the number and value of the remaining stock options held by each officer and states whether or not the stock options were exercisable on December 31, 1998.

                  Aggregated Vastar Stock Option Exercises in
                        1998 and Year-End Option Values
                           (As of December 31, 1998)

                                                                       Value of In-the-Money
                          Shares             Number of Unexercised      Unexercised Options
                         Acquired             Options at Year-End         At Year-End(1)
                            On     Value   ------------------------- -------------------------
                         Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          Name             (#)      ($)        (#)          (#)          ($)          ($)
          ----           -------- -------- ----------- ------------- ----------- -------------
          (a)               (b)      (c)              (d)                       (e)
Mr. Davidson............       0  $      0   131,361      86,962     $1,960,224    $693,663
Mr. Shapiro.............  14,000  $427,412   150,622      48,262     $1,988,221    $482,651
Mr. Gobe................       0  $      0     1,250      21,750     $   10,547    $104,766
Mr. Strode..............     750  $ 13,406     3,375      30,375     $   45,563    $240,188
Mr. Hoppe...............       0  $      0    43,221      24,137     $  547,044    $241,438

--------
(1) The fair market value of Vastar Common Stock on December 31, 1998, was $43.1875 per share.

                     ESTIMATED VASTAR RETIREMENT BENEFITS

  The following table shows estimated combined annual pension benefits payable to officers and other key employees, assuming retirement on January 1, 1999, at age 65 under the provisions of our Retirement Plan and Supplementary Executive Retirement Plan.

                              Pension Plan Table

                          Approximate annual benefit
                   for years of membership service indicated

Remuneration                        15 Years 20 Years 25 Years 30 Years 35 Years
------------                        -------- -------- -------- -------- --------
$1,000,000......................... $229,785 $306,380 $382,975 $459,570 $536,165
   900,000.........................  206,685  275,580  344,475  413,370  482,265
   800,000.........................  183,585  244,780  305,975  367,170  428,365
   700,000.........................  160,485  213,980  267,475  320,970  374,465
   600,000.........................  137,385  183,180  228,975  274,770  320,565
   500,000.........................  114,285  152,380  190,475  228,570  266,665
   400,000.........................   91,185  121,580  151,975  182,370  212,765
   300,000.........................   68,085   90,780  113,475  136,170  158,865
   200,000.........................   44,985   59,980   74,975   89,970  104,965
   100,000.........................   21,885   29,180   36,475   43,770   51,065

  We calculate retirement benefits by averaging the participant's highest three consecutive years of base salary plus incentive bonuses. You can find base salary and bonuses in columns (c) and (d) of the Summary Compensation Table which appears previously in this proxy statement.

  The amounts shown above are based on the following assumptions:

  . That the participant retires on January 1, 1999; and

  . That the retirement benefit will be paid for the life of the participant with a guaranteed minimum payment period of 60 months.

The amount of the retirement benefit would change if the payment were made under any other form permitted by the retirement plans or if the participant's retirement occurs after January 1, 1999. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts.

  As of December 31, 1998, the credited years of service under these plans for the following executive officers were:

  . Mr. Davidson--26 years, 7 months;
  . Mr. Shapiro--21 years, 6 months;
  . Mr. Gobe--1 year, 8 months;
  . Mr. Strode--1 year, 11 months; and
  . Mr. Hoppe--22 years, 4 months.

                               PERFORMANCE GRAPH

      Comparison of Cumulative Total Return Since Initial Public Offering

  This performance graph compares our cumulative total stockholder return with the cumulative total stockholder return of the Standard & Poor's 500 Stock Index and our peer group. Our peer group was selected by us and consists of Vastar and the following companies: Anadarko Petroleum Corporation; Apache Corporation; Burlington Resources, Inc.; Enron Oil & Gas Company; Noble Affiliates, Inc.; Oryx Energy Company; Pioneer Natural Resources Company; and Union Pacific Resources Group, Inc. The comparison begins on June 27, 1994, the date of our initial public offering:




                             [GRAPH APPEARS HERE]

                         June 27, December 31, December 31, December 31, December 31, December 31,
          Year             1994       1994         1995         1996         1997         1998
          ----           -------- ------------ ------------ ------------ ------------ ------------
Vastar Resources, Inc... $100.00    $ 89.10      $114.89      $138.67      $131.57      $160.14
S&P 500 Index........... $100.00    $102.70      $137.70      $167.10      $222.90      $286.60
Peer Group.............. $100.00    $ 81.04      $ 98.97      $125.06      $111.03      $ 74.11

  The data represented on the table assumes an initial investment of $100 and reinvestment of all dividends. The peer group companies are weighted for market capitalization as of the beginning of each period.

                        CHANGE OF CONTROL ARRANGEMENTS

  The Board of Directors has adopted certain arrangements that apply generally to employees, including Mr. Davidson and the other top four highest-paid executive officers of Vastar, which become operative only upon a change of control of Vastar.*

  If a change of control occurs, all unvested stock options granted to Vastar's officers and employees under our long-term incentive plan will become immediately vested and exercisable.

  Also, if an eligible employee is terminated under specified conditions within two years following a change of control, the employee will be entitled to severance and welfare benefits. Under the severance program, Messrs. Davidson, Gobe, Shapiro and Strode would receive (i) three times an amount equal to the sum of their current base salary plus the average of their last three years' bonus and (ii) for the calendar year in which termination occurs, an amount equal to 50 percent of their target bonus for that year, if termination occurs in the first six months of the year, or 100 percent of their target bonus for that year, if termination occurs within the second six months of the year. These officers would also receive payment from us for the amount of any excise tax liability imposed pursuant to Internal Revenue Code
Section 4999 with respect to any benefits paid in connection with a change of control. Mr. Hoppe would receive (i) two times an amount equal to the sum of his current base salary plus the average of his last three years' bonus and
(ii) for the calendar year in which termination occurs, an amount equal to 50 percent of his target bonus for that year, if termination occurs within the first six months of the year, or 100 percent of his target bonus for that year, if termination occurs within the second six months of the year.

  Messrs. Davidson, Gobe, Shapiro and Strode would also receive welfare benefit coverage upon termination of employment within two years of a change of control under the Vastar-sponsored health, dental and life insurance plans for 36 months. Under this program, Mr. Hoppe would receive 24 months of coverage.

  One important limitation to receipt of the above-described severance, health, dental and life insurance benefits is that in the event ARCO initiates a tender offer for all or substantially all of our common stock or otherwise attains an ownership interest in Vastar of more than 85 percent, our officers or employees would not be entitled to these benefits and instead would receive such benefits, if any, as may be determined by ARCO. However, with respect to Messrs. Davidson and Shapiro, under an agreement with ARCO this limitation does not apply. As a result, they would be entitled to the benefits as described above, including severance benefits related to a constructive termination.
--------
* A "Change of Control" is defined as any one of six events:

  (i) The Incumbent Directors (individuals who, as of March 5, 1998, constitute our board of directors and directors who are recommended or approved by a majority of the then-Incumbent Directors) cease for any reason to constitute a majority of our board of directors at the end of any 12-month period;

  (ii) Consummation of a merger, reorganization or sale of substantially all of our assets, except:

    (A) when all or substantially all of our stockholders prior to the transaction retain more than a 60 percent ownership of the resulting entity in substantially the same proportions as their ownership prior to the transaction;

    (B) there is no new 20 percent (or larger percent) stockholder; and

    (C) at least a majority of the board of directors of the resulting entity were Incumbent Directors;

  (iii) ARCO reduces its ownership in Vastar below 50 percent and another entity acquires 20 percent or more of Vastar;

  (iv) ARCO initiates a tender offer for all or substantially all of our common stock or otherwise attains an ownership interest in Vastar of more than 85 percent;

  (v) our stockholders approve a complete liquidation or dissolution of Vastar; or

  (vi) a change of control of ARCO occurs as defined in the ARCO 1985 Executive Long-Term Incentive Plan.

 A change of control under ARCO's 1985 Long-Term Incentive Plan is defined as any one of four events: (1) any person or group (other than ARCO or its benefit plans) acquires 25 percent of ARCO's then-outstanding voting securities other than pursuant to an acquisition from ARCO of up to 40% that is approved by ARCO's board of directors; (2) Incumbent ARCO Directors (directors as of July 28, 1997 and directors recommended or approved by a majority of then-Incumbent ARCO Directors) no longer comprise a majority of the board; (3) shareholder approval of a merger, reorganization or sale of substantially all ARCO's assets, provided that if such shareholders constitute over 60% of the shareholders of the resulting entity and Incumbent ARCO Directors comprise a majority of the board of directors of, and no person owns 25% or more of the resulting entity, then such event will not be deemed a change of control; and (4) shareholder approval of a plan of complete liquidation of ARCO.

 The above definitions are summaries. Reference is made to our long-term incentive plan filed with the SEC as Appendix A to our 1998 Proxy Statement for the complete text and the discussion of the plan in the 1998 Proxy Statement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The compensation committee and the compensation subcommittee of the board of directors administer Vastar's compensation programs. The compensation committee is composed of Mr. Wiley, Chair, and Messrs. Dallas, LeVine and Schulte. None of these committee members are officers or employees of Vastar. Messrs. Wiley and Dallas are officers and employees of ARCO. ARCO owns 82.1 percent of Vastar's common stock. The compensation subcommittee is composed of Mr. LeVine, Chair, and Mr. Schulte. These subcommittee members are not officers or employees of ARCO or Vastar. The compensation committee administers the annual incentive plan and reviews and approves other forms of executive compensation and benefits. The compensation subcommittee administers the executive long-term incentive plan. The words "we" and "our" in this report on executive compensation refer to the compensation committee or compensation subcommittee as appropriate.

Compensation Philosophy

  The compensation committee's executive compensation goal is to provide competitive levels of compensation to attract, motivate and retain talented executives. The committee's compensation philosophy is that Vastar's best interests are served if the interests and performance of our executive officers are aligned with the interests of our stockholders by linking a significant portion of each executive officer's compensation directly to Vastar's performance.

  In its deliberations, the compensation committee reviewed the compensation practices and the financial and operational performance of a number of publicly traded companies. These companies are primarily in the oil and gas industry and are called the market comparison companies in this report. The compensation committee used the smaller group of peer group companies identified in the performance graph on page 11 to calculate the formula components of the annual incentive plan and used the larger group of market comparison companies for its other compensation benchmarking analyses.

  In our analysis, the compensation committee and the compensation subcommittee compared Vastar's performance with the performance of the market comparison companies and the peer group companies. We also considered the individual performance of each executive officer and the other factors described below.

  An outside compensation consultant reviewed our executive compensation program. The consultant assessed executive compensation and financial and operational performance as compared to the peer group and market comparison companies. The consultant concluded that our executive compensation program was consistent with our philosophy of paying executives above the median when Vastar achieves above-average performance.

Components of Executive Compensation

 Base Salaries

  The compensation committee targets base salaries slightly above the median of the market comparison companies at levels the committee considers appropriate in light of the job responsibilities associated with each executive officer's position. The committee reviews base salaries every year to determine if an adjustment is appropriate in light of the executive officer's responsibilities, his or her individual performance and the competitive salaries for similar positions within market comparison companies.

 Annual Incentive Plan Awards

  The purpose of the annual incentive plan is to motivate and reward key employees based on Vastar and individual performance. Under the plan, cash award opportunities vary by individual position and are initially set as a percentage of base salary. This percentage for each executive officer is determined using median bonus award levels for similar positions at market comparison companies. The amount a particular officer ultimately earns depends on the outcome of an analysis which has the following two equally weighted components:

  . Formula component--a quantitative formula of four specific financial and operational measures of Vastar's performance; and

  . Discretionary component--an analysis based on other financial and operational performance criteria, Vastar's overall performance and individual performance.

  The formula component uses four measures of Vastar's performance, weighted equally:

  . Vastar's operating costs per thousand cubic feet equivalent of its production, compared to its peer group companies;

  . Vastar's ratio of discretionary cash flow to net revenue, compared to its peer group companies;

  . Vastar's reserve replacement ratio averaged over a three-year period, compared to pre-determined targets set by the compensation committee; and

  . Vastar's reserve replacement cost averaged over a three-year period, compared to pre-determined targets set by the compensation committee.

At the beginning of each year, the compensation committee sets threshold, target and stretch performance criteria for each measure. Under the formula component, Vastar's 1998 performance met or exceeded the stretch performance criteria set by the compensation committee for the operating cost, discretionary cash flow to net revenue and reserve replacement ratio measures and was above threshold performance criteria for the reserve replacement costs measure.

Under the discretionary component the compensation committee considered the following other matters:

  . Vastar's total shareholder return compared to the total shareholder return of the peer group companies;

  . Vastar's cost management efforts;

  . Successful completion of a large acquisition of producing oil and gas properties in the Gulf of Mexico;

  . Vastar's overall performance compared to its peer group companies;

  . Other standardized measures of oil and gas company performance, such as cash flow, net income, oil and gas production, exploration performance and acquisition activity; and

  . Each executive's individual performance.

The compensation committee did not apply any relative weight to these factors or use any specific quantitative formula in its analysis of the discretionary component.

 Executive Long-Term Incentive Plan Awards

  The compensation subcommittee administers the executive long-term incentive plan. This plan provides for the award of stock options to Vastar's executive officers and other key employees. The compensation subcommittee believes stock options align the interests of employees and stockholders by providing value to the executive officers only through stock price appreciation. The compensation subcommittee makes final decisions on stock option awards in the first quarter of each year. The subcommittee made grants to Vastar's executive officers on March 2, 1999 after first considering:

  . Vastar's financial and operational performance compared to the market comparison companies and the peer group;

  . Each executive's position and responsibilities compared to similar positions within Vastar and at other similar companies; and

  . Each executive's individual performance.

The compensation subcommittee did not apply any relative weight to these performance factors or use any specific quantitative formulas to arrive at stock option award decisions. Next, the compensation subcommittee compares each executive officer's total cash compensation relative to similar positions at market comparison companies. Then a stock option award is granted so that the value of the executive's total cash and noncash compensation will be above the median of the market comparison companies in years when Vastar achieves above-average performance.

Chief Executive Officer Compensation

  Charles D. Davidson was Vastar's Chief Executive Officer in 1998. In determining Mr. Davidson's 1998 compensation, the compensation committee and compensation subcommittee applied the methodology for determining compensation described above. The compensation committee and the compensation subcommittee recognized Mr. Davidson's substantial accomplishments in 1998, including:

  . The replacement of oil and gas reserves equal to 215 percent of Vastar's
    1998 production;

  . Successful implementation of a deepwater exploration program and Vastar's first deepwater discovery on the King prospect;

  . Successful completion of a large acquisition of producing oil and gas properties in the Gulf of Mexico; and

  . A 1998 total shareholder return of approximately 22 percent and an average annual total shareholder return since Vastar's initial public offering in 1994 of approximately 11 percent. These percentages placed Vastar first among its peer group in both instances and were achieved despite significant decreases in commodity prices in 1998.

  Based on this analysis, the compensation committee or compensation subcommittee implemented the following compensation program for Mr. Davidson:

  . Mr. Davidson's annual base salary was adjusted from $380,000 to $420,000 in December 1998 to remain competitive with salaries at the market comparison companies. Mr. Davidson's salary is still slightly below the median for chief executive officers at market comparison companies.

  . An annual incentive plan award of $364,000 was approved on March 2, 1999 for Mr. Davidson's 1998 performance. This award is higher than his award in 1998 and reflects Vastar's strong financial and operational performance and Mr. Davidson's other accomplishments in 1998. This award was above the median for chief executive officers at market comparison companies.

  . Mr. Davidson was awarded 60,530 stock options on March 2, 1999. This award puts Mr. Davidson's total compensation at approximately the 60th percentile for similar positions at market comparison companies. The grant was intended to reward him for his achievements in 1998 and puts an increased portion of his total compensation at risk. The compensation committee intends to continue to increase Mr. Davidson's total compensation over time so that his total compensation will approximate the 75th percentile of the market comparison companies in years when Vastar achieves above-average performance.

  The compensation committee and compensation subcommittee oversee the compensation program for Vastar's other executive officers. Base salaries were increased slightly for certain officers to reflect changing market conditions. Stock option awards and cash bonus awards were granted so that total compensation for these officers averaged near the 70th percentile of the market comparison companies.

  In 1998, the compensation committee also approved the change of control arrangements described on page 12 of this proxy statement. The compensation committee believes that Vastar's best interest is served when executive officers are not distracted by personal financial concerns in the event a change of control were to occur.

Deductible Compensation Limitation

  Under Section 162(m) of the Internal Revenue Code, publicly traded companies may not receive a tax deduction on compensation in excess of $1 million paid to their chief executive officer and the four other highest compensated officers, unless the compensation meets certain requirements. One of these requirements is that stock option grants be made by "independent" directors. This is the reason Vastar's stock options are granted by the compensation subcommittee which is composed of persons who are not officers or employees of Vastar or ARCO. Our stock option awards under the long-term incentive plan comply with Section 162(m) requirements, allowing Vastar to deduct compensation paid to these officers with such awards when calculating our federal income taxes. Although performance-based, our annual incentive plan is not structured to meet the requirements of Section 162(m).

Michael E. Wiley, Chair
Terry G. Dallas
Robert C. LeVine
William D. Schulte

                              BOARD OF DIRECTORS

Directors' Meetings

  The annual meeting of the board of directors takes place each year on the same day as the annual stockholders' meeting. At the annual directors' meeting, the board elects and appoints officers, adopts any necessary organizational resolutions to direct the conduct of Vastar's business and transacts any other necessary business. Regular meetings of the board occur at predetermined times which are set by the board. Also, special meetings may be called by the chairman of the board, the president or a majority of the directors. Our bylaws permit the board to take action without a meeting if all members give written consent. The board of directors held six meetings in 1998.

Executive Committee

  The executive committee has and may exercise all the authority of the board of directors in the management of the business of Vastar in the interim between meetings of the board of directors, except that the full board must review and take board action with respect to any matter which requires stockholder approval under Delaware law. The executive committee held one meeting in 1998. The executive committee consists of Mr. Wiley, Chair, Mrs. Knowles and Messrs. Davidson and Shapiro.

Audit Committee

  The objectives of the audit committee are:

  . To assist the board of directors in fulfilling its fiduciary responsibilities relating to our financial reporting standards and practices;

  . To determine the adequacy of, and promote continued emphasis on, managerial and financial control systems;

  . To maintain open, continuing and direct communication between the board of directors, our independent public accountants and our internal auditors; and

  . To initiate special investigations, as warranted.

At least once a year, the audit committee also reviews the terms of all material agreements between Vastar and ARCO to assure that these agreements, taken as a whole, are fair to Vastar and its stockholders. The independent accountants and the internal auditors have full and free access to the audit committee and meet with the committee, with and without management being present, to discuss all appropriate matters. No member of the audit committee is an officer or employee of Vastar or ARCO. The audit committee held three meetings in 1998. The audit committee consists of Mr. Schulte, Chair, and Messrs. Callison and LeVine.

Compensation Committee and Compensation Subcommittee

  The compensation committee reviews and approves employee compensation plans and other benefits as it deems advisable. When appropriate, the compensation committee makes recommendations on management succession plans to the Board. The compensation subcommittee administers our long-term incentive plan under which stock options are granted to officers and employees. No member of the compensation committee is an employee of Vastar. No member of the compensation subcommittee is an employee of Vastar or ARCO. No member of either committee is eligible to participate in any benefit plan administered by the committees except that Mr. Wiley holds 350,403 stock options granted to him under the long-term incentive plan when he was an officer and employee of Vastar and participates in other Vastar benefit plans as a former officer and employee of Vastar. At the time he received these benefits he was not a member of the compensation committee or the compensation subcommittee. Members of the compensation committee and the compensation subcommittee who are not employees of Vastar or ARCO participate in a retirement plan, a stock option plan and a deferral plan specifically established for these nonemployee directors. The compensation committee held five meetings in 1998. The compensation subcommittee held two meetings in 1998. The compensation committee consists of Mr. Wiley, Chair, and Messrs. Dallas, LeVine and Schulte. The compensation subcommittee consists of Mr. LeVine, Chair, and Mr. Schulte.

Environment, Health and Safety Committee

  The environment, health and safety committee reviews and assesses our policies, procedures and practices relating to:

  . The protection of the environment and the health and safety of employees, customers, contractors and the public;

  . Compliance with applicable environmental, health and safety laws and regulations; and

  . The development of environmental, health and safety goals and objectives.

When appropriate, this committee makes recommendations on these policies, procedures and practices to the board. The environment, health and safety committee held three meetings in 1998. The environment, health and safety committee consists of Mr. Callison, Chair, and Mr. Davidson.

Finance Committee

  The finance committee reviews and makes recommendations to the Board on:

  . Proposals to issue securities to the public;

  . Commercial borrowing, other than financing relating to specific projects;

  . Our capital structure;

  . Our dividend policy; and

  . Other projects, proposals and activities submitted to the finance committee by the board.

The finance committee held two meetings in 1998. The finance committee consists of Mrs. Knowles, Chair, and Messrs. Dallas and Shapiro.

Nominating Committee

  The nominating committee considers and makes recommendations to the board on the:

  . Number of directors on the board;

  . Nominees for board membership; and

  . Election, tenure and retirement of directors.

The nominating committee also considers nominees recommended by stockholders. If you have a recommendation, you may submit it to the nominating committee to our address indicated on the first page of this proxy statement addressed to the attention of our corporate secretary. The nominating committee held one meeting in 1998. The nominating committee consists of Mr. Wiley, Chair, and Messrs. Davidson, LeVine and Shapiro.

Compensation of Directors

 Directors' Fees

  Directors who are employees of Vastar or ARCO do not receive fees or additional compensation for service as members of the board or any board committee. Directors who are not officers or employees of Vastar or ARCO receive an annual retainer of $25,000, plus $1,000 for each board or committee meeting attended, and receive reimbursement for travel and other related expenses incurred in attending such meetings. In addition, each of these directors who serves as a committee chair receives an additional $5,000 per year. Director status does not entitle a person to participate in our employee stock option or other employee benefit plan programs. Vastar officers who are directors are eligible to participate in these programs as a result of their status as Vastar officers and employees. Directors who are not officers or employees of Vastar or ARCO may participate in the plans described below which are administered by director plan committees selected by the board of directors. The members of these director plan committees are not members of the board of directors.

 Stock Option Plan for Outside Directors

  This plan provides that each newly elected director who is not a Vastar or ARCO officer or employee will be granted ten-year nonqualified stock options to purchase 5,000 shares of common stock. For directors who were elected prior to our initial public offering, which was completed in 1994, the exercise price for these options is $28.00, which was the initial public offering price for our common stock. For directors elected after our initial public offering the exercise price is the fair market value of common stock on their election date. The total number of shares of common stock that can be issued under this plan is 75,000. No stock options may be granted under the plan after December 31, 2004.

 Deferral Plan for Outside Directors

  This plan permits directors who are not Vastar or ARCO officers or employees to defer up to 100 percent of their annual retainer and board meeting fees and any committee chair and committee meeting fees. Interest accrued in 1998 on deferrals made under the plan totaled $16,919 for Mr. LeVine and $12,938 for Mr. Callison. Mr. Schulte did not maintain a deferral account under the plan during 1998.

 Retirement Plan for Outside Directors

  Under this plan, directors who are not Vastar or ARCO officers or employees and who have completed 36 months of service as a member of the board are eligible to receive a retirement benefit. The benefit is payable at age 65 or on retirement from the board of directors, whichever is later. The normal form of this benefit is a monthly allowance equal to one-twelfth of the director's annual retainer. After retirement, this benefit will be paid to the director for the same number of months as the director served on the board. However, directors who have served for 180 or more months prior to retirement are entitled to this monthly benefit for life. A death benefit equal to 50 percent of the director's accrued benefit, with a maximum of 180 months, is payable to a deceased director's designated beneficiary.

               RELATIONSHIPS AND RELATED TRANSACTIONS WITH ARCO

  We have entered into a number of agreements and have various other relationships with ARCO. ARCO owns 80,000,001 shares, approximately 82.1 percent of our common stock. The discussion below describes the material relationships and agreements between the two companies.

Compensation Committee Interlocks and Insider Participation

  The members of our compensation committee are Mr. Wiley, Chair, and Messrs. Dallas, LeVine and Schulte. The members of our compensation subcommittee are Mr. LeVine, Chair, and Mr. Schulte. Except for Mr. Wiley, none of these persons are or have ever been officers or employees of Vastar. Mr. Wiley is currently the President and Chief Operating Officer of ARCO. In addition, Mr. Wiley, as Chairman of the Board of Vastar, is an ex officio officer of Vastar under its bylaws and was Vastar's

President and Chief Executive Officer until he resigned on March 31, 1997. Mr. Wiley receives no compensation from Vastar and is not eligible to participate in any of our benefit plans as a result of his serving as Chairman of the Board. Mr. Wiley holds 350,403 stock options granted to him under the long-term incentive plan when he was an officer and employee of Vastar and participates in other Vastar benefit plans as a former officer and employee of Vastar. At the time he received these benefits, he was not a member of the compensation committee or the compensation subcommittee. Mr. Dallas, one of our directors, is a Senior Vice President and the Treasurer of ARCO. Mrs. Knowles, one of our directors, is an Executive Vice President and the Chief Financial Officer of ARCO. Mr. Voelte, a nominee for director, is an Executive Vice President of ARCO.

Transactions Between Vastar and ARCO

  In October 1993, ARCO transferred to Vastar the producing properties and developed and undeveloped acreage that comprise a substantial portion of our assets. At the time of the transfer, Vastar was a wholly owned subsidiary of ARCO. In conjunction with this property transfer, we issued additional shares of common stock to ARCO. As a result, ARCO now owns 80,000,001 shares, which represented all of the outstanding common stock prior to our initial public offering in 1994. As of the record date on which we determined who is entitled to vote at the 1999 annual stockholders' meeting, ARCO owned approximately
82.1 percent of our common stock.

  Vastar and ARCO have entered into a number of agreements. Some of these agreements were developed in connection with ARCO's establishment of Vastar. Therefore, they were not the result of arm's-length negotiations between independent parties. After Vastar's initial public offering, Vastar and ARCO have entered into additional or modified agreements, arrangements and transactions. The parties may enter into additional or modified agreements, arrangements and transactions in the future. At least once a year, the audit committee reviews the terms of all material agreements between Vastar and ARCO to assure that these agreements, taken as a whole, are fair to Vastar and its stockholders.

  The following is a summary of the material arrangements and transactions effective during or occurring in 1998 between Vastar and ARCO or their respective subsidiaries. The descriptions of agreements are only summaries. They do not contain everything contained in the agreements. Some of the items not summarized may be important to you. If you are interested in all of the terms and conditions of these agreements, you should read the entire agreement. We have filed most of these agreements with, and copies can be obtained from, the SEC.

 Acquisition of Gulf of Mexico Properties

  In October 1998, we acquired interests in 23 producing fields on the Gulf of Mexico shelf through a three-company transaction involving Vastar, ARCO and Mobil Exploration & Producing U.S. Inc. The net purchase price, comprised of cash and the assumption of debt, was approximately $437.0 million (after certain post-closing adjustments).

  In this three-way transaction, we purchased all of the stock of Vastar Offshore, Inc. from ARCO. Simultaneously with this purchase, Vastar Offshore traded properties that it had owned in California for the above-described Gulf of Mexico properties. Vastar Offshore was formerly called Western Midway Company when it was a subsidiary of ARCO.

  We paid approximately $137 million in cash to ARCO at closing. In addition, Vastar Offshore had $300 million indebtedness to ARCO that was repaid on March 23, 1999.

  The properties acquired include interests in 93 platforms with 295 active wells and interests in over 80 lease blocks in the central and western Gulf of Mexico. We also acquired interests in pipelines, gathering lines and a shorebase in Cameron, Louisiana.

 Technology Assignments and Licenses

  In connection with the formation of Vastar, ARCO transferred technology and related intellectual property requested by Vastar through four technology transfer agreements and one intellectual property license agreement. These agreements cover technology and intellectual property owned or otherwise controlled by ARCO in the oil and gas exploration, drilling and production areas in general, and in particular, commercially used technology in the geophysical, geological, geotechnical and oceanographic areas, data processing, data management and computer-based analytical techniques.

  The agreements allow us to use the technology and intellectual property. The exact method of transfer of this property depended on whether ARCO owned the property outright or had rights to the property under a license and whether the property was or would be used by other ARCO divisions or subsidiaries. For the most part, ARCO provided Vastar with ownership outright, an undivided ownership interest or a paid-up, nonexclusive license. In all cases where ARCO owned the property, ARCO retained for itself the rights to use the property. The licenses granted by ARCO to Vastar do not expire or terminate unless we are in material default under the license.

 Services Agreements

  Vastar and ARCO have entered into a number of agreements under which Vastar and ARCO provide services to each other. The principal agreements are:

    (i) The ARCO Exploration and Production Technology Technical Services Agreement, effective as of October 1, 1993; and

    (ii) The Corporate Services Agreement, effective as of January 1, 1994.

The term of the Technical Services Agreement is indefinite. Either party can terminate it on 30 days' written notice. Generally, either party may terminate any type of service under the Corporate Services Agreement at any time upon 60 days' prior written notice or terminate the entire agreement on 90 days' written notice. However, with respect to the employee information system provided by ARCO, which is used in the administration of our employee payroll and other benefits, ARCO must give us 180 days' notice prior to terminating the service.

  ARCO provides oil and gas technical services under the Technical Services Agreement and the following services under the Corporate Services Agreement:

  . Telecommunications;
  . Computer services;
  . Internal audit services;
  . Financial reporting services;
  . Employee payroll processing;
  . Employee benefits administration;
  . Tax and legal services;
  . Public affairs services; and
  . Other services, as agreed upon.

The services that Vastar can provide ARCO under the Corporate Services Agreement are audit, tax and other services as agreed.

  In 1998, Vastar paid ARCO $12.2 million for services ARCO performed under these agreements. These services were provided by ARCO at cost.

 Insurance

  ARCO provides insurance coverage to us as part of the group of companies insured under ARCO's policies. The insurance provided is customary for the industry but does not fully cover all potential hazards. Coverage and deductibles may be higher than typically maintained by other independent oil and gas companies. The insurance includes public liability, workers' compensation, marine liability, property damage, business interruption, directors' and officers' liability, fiduciary liability and surety bonds. Our annual charge for this insurance is based on an allocation by ARCO of the costs of the various policies. The annual charge was $3.1 million in 1998. Our allocation is reassessed annually based on ARCO's cost for the various lines of insurance and our loss experience and exposure basis. In certain cases, we have elected, and in the future may elect, to supplement or to obtain insurance coverage as opposed to coverage under ARCO's policies. If this happens, Vastar may, but is not required to, terminate insurance coverage under ARCO's policies after giving proper notice.

 Natural Gas, Crude Oil and Natural Gas Liquids Purchase and Sale Agreements

  Vastar Gas and Southern Company Energy Marketing provide fuel management services for the natural gas requirements of cogeneration facilities located in California which are partially owned by ARCO or its subsidiaries. Vastar Gas is one of our wholly owned subsidiaries and Southern Company Energy Marketing is a strategic alliance between The Southern Company and us.

  In addition, ARCO has provided performance guarantees for certain contracts under which Southern Company Energy Marketing is required to sell gas to unrelated cogeneration facilities. These guarantees will continue in effect until the underlying contracts expire. There are no ARCO guarantees on contracts entered into after May 15, 1994. The cogeneration contracts guaranteed by ARCO were originally entered into by Vastar Gas and certain of these contracts transferred to Southern Company Energy Marketing in connection with the formation of Southern Company Energy Marketing in 1997.

  Vastar also engages in purchases and sales of natural gas, natural gas liquids and crude oil at market-related prices with certain other ARCO affiliates and divisions.

  During 1998, our revenues from these transactions with ARCO and its affiliates were $119.8 million, or approximately 7 percent of our sales and other operating revenue. Our purchases from ARCO and its affiliates during 1998 were $32.9 million, or approximately 5 percent of our total purchases.

 Building Lease

  Vastar's principal office is in Houston, Texas, where it leases approximately 280,000 square feet of a building owned by ARCO at 15375 Memorial Drive. The primary term of the lease expires December 31, 2003, with options to extend for two additional five-year periods. The rent of $294,508 per month was set based upon the rate paid by the other tenant of the building, who is unrelated to ARCO. Under certain conditions, Vastar's lease rent may be reestablished at then-current market rates for comparable office space in Houston. If we cannot agree on a market rate with ARCO, the lease provides for arbitration. We also have a right of first offer for any space in the building that becomes vacant or for purchase of the building if ARCO decides to sell. We provide on-site property management services for the office building in Houston, for which ARCO has agreed to pay us a management fee of $100,000 per year. In 1998, we paid approximately $3.8 million to ARCO under this agreement.

 Cross-Indemnification Agreement

  In connection with ARCO's transfer in October 1993 of oil and gas producing properties and undeveloped acreage and assets and liabilities related to the properties and acreage, Vastar and ARCO executed a Cross-Indemnification Agreement. In the agreement, Vastar agreed to indemnify ARCO against:

    (i) Any and all liabilities associated with the ownership or operation of the properties, including environmental liabilities, with the exception of specific litigation stated in the agreement and other exceptions stated in the agreement;

    (ii) All liabilities or obligations relating to any ARCO employee benefits plans for any ARCO employee who leaves ARCO and enters the employ of Vastar, except for ARCO retirement benefits accrued under ARCO's plan by employees who transferred to Vastar after our initial public offering which was completed in July 1994;

    (iii) Liabilities arising under any guarantees by ARCO which ARCO executed to guarantee the performance or payment by Vastar Gas of any natural gas marketing contract between Vastar Gas and any third party;

    (iv) Any and all liabilities at any time recorded as of October 1, 1993 on financial statements; and

    (v) The costs of borrowing, carrying and repaying any of our debt.

In addition, we agreed to be liable for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes imposed on any transfer of the properties. We agreed that all other taxes, except income taxes, imposed in respect of oil, natural gas or other hydrocarbons or minerals were to be apportioned between ARCO and us with ARCO paying all the taxes attributable to ownership of the properties prior to October 1, 1993 and Vastar being responsible for paying all other taxes. We agreed that all other out-of-pocket expenses, taxes or fees associated with the consummation of the transfer of the properties to us would be paid by the party incurring the costs.

  In the Cross-Indemnification Agreement, ARCO agreed to indemnify us against:

    (i) Any and all liabilities:

      (a) Retained by ARCO in the agreement or in the agreements transferring the properties; or

      (b) As to which ARCO indemnified us under the tax sharing agreement described below; and

    (ii) Liabilities under ARCO benefit plans other than those assumed by us.

 Tax Sharing Agreement

  Vastar and its subsidiaries join with ARCO and its domestic subsidiaries in filing consolidated federal income tax returns. As a result, we are jointly and severally liable for the consolidated federal income tax liability of ARCO and its domestic subsidiaries. Vastar and its subsidiaries may also be included in certain state and local income or franchise tax returns of ARCO or its domestic subsidiaries. Vastar and its subsidiaries are parties to a tax sharing agreement with ARCO, effective as of October 1, 1993, that has been amended on several occasions. Under this agreement, ARCO agreed to indemnify us for:

    (i) Federal, state and local income and franchise tax liabilities that relate to periods on or before October 1, 1993;

    (ii) Federal income tax liabilities in excess of our share of such tax liabilities as computed under the agreement; and

    (iii) State and local income and franchise tax liabilities that may be incurred by us and/or our subsidiaries.

  The right to indemnification is valid only if we have made tax sharing payments in accordance with the agreement.

  As part of the tax sharing agreement, we pay ARCO the amounts of federal income taxes, including alternative minimum taxes, that we would have to pay if we and our subsidiaries were a separate federal consolidated tax group. We agreed to pay these amounts without regard to the amount of the consolidated tax liability of ARCO and its domestic subsidiaries.

  Pursuant to the Internal Revenue Code, Section 29 tax credits can be used to reduce the ARCO consolidated tax group's regular income liability after foreign tax credits (the "Regular Tax"), but not below the ARCO consolidated tax group's tentative minimum tax liability. To the extent that Section 29 tax credits are not used by the ARCO consolidated tax group due to this limitation, they are carried forward to be used in a subsequent year to the extent they do not exceed the Regular Tax.

  Under the tax sharing agreement, we are able to use Section 29 tax credits to reduce our federal income tax payments to ARCO by the greater of (i) the amount of these credits which could be used by Vastar if its tax liability was calculated on a stand-alone tax basis and (ii) the amount of these credits used by the ARCO consolidated tax group, in each case, less a 3.25 percent discount on certain credits. Section 29 tax credits that are not used by us in the current year under the tax sharing agreement can generally be carried forward and used in subsequent tax years.

  Payments under the agreement are generally made on each date on which a quarterly payment of estimated tax for ARCO and its domestic subsidiaries must be paid, with any final settlement made after the consolidated, combined or unitary return is filed. We are required to pay additional taxes to ARCO if the federal, state or local income tax liability attributable to us and our subsidiaries increases after an audit or for any other reason. If a refund received by ARCO is attributable to us, we are entitled to the refund. When we are entitled to a refund from ARCO, the refund amount is calculated quarterly and is due within 60 days of the due date for the estimated federal income tax payment for that quarter.

  The agreement appoints ARCO as our sole and exclusive agent in all matters relating to our federal income tax liability. ARCO also has sole and exclusive responsibility to prepare and file with the tax authorities the federal and state income tax returns (including any amendments to these returns) that are subject to the tax sharing agreement. These powers include the exclusive right to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on our behalf.

 Corporate Opportunities

  To address potential conflicts of interest, provisions of our Second Restated Certificate of Incorporation regulate the conduct of our affairs as they may involve ARCO. This certificate of incorporation recognizes and provides that ARCO and Vastar may:

    (i) Engage in the same or similar activities or lines of business;

    (ii) Do business with the same customers and suppliers; and

    (iii) Employ or otherwise engage any person as a director, officer, employee or agent.

  Our certificate of incorporation further recognizes that ARCO and Vastar may have an interest in the same business opportunities and provides that we may agree upon a method for allocating such business opportunities among each other. To address such potential conflicts, we entered into the

Share Purchase Option and Business Opportunities Agreement with ARCO. This agreement is dated as of May 19, 1994. Under this agreement, when an opportunity is offered in writing to someone who is an officer and/or director of both Vastar and ARCO, solely in his or her designated capacity with one of the two companies, the opportunity shall belong to whichever company the opportunity was addressed. If neither Vastar nor ARCO was designated, a business opportunity first offered:

    (i) To any person who is an officer or an officer and director of Vastar and who is also a director of ARCO, shall belong to Vastar;

    (ii) To any person who is a director of Vastar and who is also an officer and/or director of ARCO, shall belong to ARCO;

    (iii) To any person who is an officer, but not a director, of both Vastar and ARCO, shall belong to ARCO;

    (iv) To any person who is an officer and director of both Vastar and ARCO, shall belong to ARCO; and

    (v) To any person who is an officer or an officer and director of Vastar and who is also an officer or an officer and director of ARCO, shall belong to ARCO.

In the case of any business opportunity not specifically allocated above, whether because of the means by which it arose or was published, or otherwise, either Vastar or ARCO may pursue the business opportunity. The party to which a business opportunity is allocated under the agreement has the right to allow any of its subsidiaries, or affiliates or other entities under its control to pursue the opportunity. If one party to the agreement advises the other that it has no interest in pursuing an opportunity, the other party may pursue the opportunity.

 Agreement Relating to Preferential Right to Purchase Vastar Common Stock

  In the Share Purchase Option and Business Opportunities Agreement described above we have agreed to grant ARCO certain rights to purchase our common stock. Under our agreement, ARCO has a right to purchase from time to time the number of shares of common stock or preferred stock, or both, as may be necessary to allow it to continue to include us as part of its consolidated federal tax group. The purchase price for this stock would be the market price at the time of the purchase.

          PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

                           Proposal 2 on Proxy Card

  The board of directors has appointed PricewaterhouseCoopers LLP (formerly known as Coopers & Lybrand L.L.P.), independent accountants, to audit our consolidated financial statements for the year ending December 31, 1999. This firm has acted as the independent auditors for ARCO, Vastar's principal stockholder, for many years and for ARCO's subsidiaries and affiliates. In addition, from time to time, the firm performs consulting work for Vastar and for ARCO. Except for the existing professional relationships as independent accountant, PricewaterhouseCoopers has no other relationships with ARCO or us.

  Representatives of PricewaterhouseCoopers LLP will be present at the annual stockholders' meeting and will have the opportunity to make a statement. These representatives will also be available to respond to appropriate questions.

  The board of directors recommends that you vote FOR the approval of the appointment of PricewaterhouseCoopers LLP. If you sign and return the enclosed proxy card, it will be voted for the election of the nominees listed below unless you specify otherwise on the card.

                               VOTING PROCEDURES

  The directors described in this proxy statement will be elected at the 1999 annual stockholders' meeting only if:

    (i) The holders of more than one-half of our common stock who are entitled to vote at the annual stockholders' meeting are present in person or by proxy at the meeting, and

    (ii) More than one-half of the shares of common stock represented at that meeting are voted for the directors.

The board of directors has appointed election inspectors for the meeting who will tabulate the votes. In tabulating the votes, abstentions and broker non-votes will be counted as present by the election inspectors for the purpose of determining the presence of a quorum. For the purpose of computing the vote required for the election of directors, the election inspectors will treat shares held by a stockholder who abstains from voting as being present and entitled to vote on the matter. Thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote, or if a stockholder withholds authority from his proxy to vote the proxy on a particular matter, the shares represented by the proxy will not be treated as present or entitled to vote on the matter. Thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the election of directors. A "broker non-vote" refers to shares of common stock represented at the meeting by a bank, broker or a nominee, where the bank, broker or nominee (i) has not received voting instructions on a matter from persons entitled to vote and (ii) does not have the discretionary voting power on the matter.

                                OTHER BUSINESS

  The board of directors is not aware of any other matters to be presented at the 1999 annual stockholders' meeting. If any other matters should properly come before the meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment.

                       VOTING OF STOCK IN PLAN ACCOUNTS

  Our Capital Accumulation and Savings Plans permit plan participants to direct the plan trustees on how to vote the common stock allocated to their accounts. If the trustee does not receive participant directions for shares held by it, those shares will be voted in the same proportion as those shares of common stock for which directions are received.

                              PROXY SOLICITATION

  We will pay all expenses of soliciting the proxies described in this proxy statement. Solicitations will be made primarily by mail but some of our officers and other employees may solicit proxies personally, by telephone and by mail, if deemed appropriate. Brokers and nominees will be requested to obtain voting instructions from beneficial owners of stock registered in their names.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, as amended, requires that we include certain stockholder proposals in our proxy statement for the annual stockholders' meeting to be held in 2000 if the proposal is submitted prior to the deadline calculated under the rule. If stockholders desire their proposal to be considered for inclusion in our proxy statement relating to the annual stockholders' meeting to be held in 2000, we must receive the proposal no later than November 24, 1999.

  If a stockholder desires a matter to be considered at the annual stockholders' meeting to be held in 2000 and his or her proposal was not submitted for inclusion in our proxy statement by the November 24, 1999 deadline described above, the matter may still be considered at the meeting if the notice procedures outlined in our bylaws are followed. Information regarding the matter would not, however, be contained in our proxy statement relating to the meeting.

  Our bylaws provide that only stockholders of record entitled to vote at an annual meeting of stockholders may nominate a person for election to the board of directors or propose other business to be considered by the stockholders at an annual meeting. These stockholders must send us a written notice of the nomination or proposal. We must receive the notice not earlier than the ninetieth day nor later than the sixtieth day prior to the first anniversary of the preceding year's annual meeting. For the annual stockholders' meeting to be held in 2000, this means that we must receive the notice no earlier than February 17, 2000 and no later than March 19, 2000.

  Special rules described in the bylaws may apply (i) in the event that the date of the annual meeting is more than thirty days before or more than sixty days after the first anniversary of the preceding year's annual meeting, (ii) for nominations for certain board vacancies created by an increase in the size of the board and (iii) special stockholders' meetings. We have filed our bylaws with, and a copy of these bylaws can be obtained from, the SEC.

  Please address all notices to the Secretary of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires certain of our officers and directors, and persons who own more than 10 percent of a registered class of Vastar's equity securities, to file reports of ownership and changes in ownership with the SEC and with the New York Stock Exchange. These reports are made on SEC Forms 3, 4 and 5. Such officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

  On the basis of reports and representations submitted by Vastar's directors and executive officers, all Forms 3, 4 and 5 showing ownership of and changes of ownership in Vastar's equity securities during 1998 were timely filed with the SEC as required by Section 16(a) of the Exchange Act, except that, due to an inadvertent oversight, Terry G. Dallas, a director of the Company, did not timely file a report related to an aggregate of 2.518 shares acquired with dividend reinvestments. A report on these shares has been filed.

                       ADDITIONAL INFORMATION AVAILABLE

  We file an Annual Report on Form 10-K with the SEC. You may obtain a copy of this report and any amendments to the report, without exhibits, at no charge, by writing to our Investor Relations Department at the following address:
Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, Telephone:
(281) 584-3477. We will furnish copies of exhibits for 25 cents per page, prepaid.

By order of the board of directors

/s/ Albert D. Hoppe
Albert D. Hoppe
Secretary

Houston, Texas
March 23, 1999

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
      [     ]


 This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR Proposal 2.
 The Board of Directors recommends a vote FOR Proposals 1 and 2.

 1.  Election of Directors      FOR all nominees                WITHHOLD AUTHORITY to vote              EXCEPTIONS
     (see reverse)              listed below      [  ]          for all nominees listed below  [  ]                  [  ]

 Nominees: Jimmie D. Callison, Terry G. Dallas, Charles D. Davidson, Marie L. Knowles, Robert C. LeVine, William D. Schulte,
           Steven J. Shapiro, Donald R. Voelte, Jr. and Michael E. Wiley.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below. This proxy will then be voted FOR the election of all directors except for the nominees whose names are written below.)
 Exceptions________________________________________________________________________________________________________________________
 2.  Approval of Independent Auditors.

     FOR [  ]           AGAINST [  ]        ABSTAIN  [  ]


                                                                                                     Change of Address and
                                                                                                     or Comments Mark Here  [  ]

                                                                                Please sign exactly as name appears hereon. Joint
                                                                                owners should each sign. When signing as attorney,
                                                                                executor, administrator, trustee or guardian, please
                                                                                give full title as such.

                                                                                Dated:_______________________________________, 1999

                                                                                ____________________________________________________
                                                                                                     Signature

                                                                                ____________________________________________________
                                                                                                     Signature

                                                                                Votes must be indicated
                                                                                (x) in Black or Blue ink.  [X]

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)
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[Vastar Resources, Inc. Logo Appears Here]

                            VASTAR RESOURCES, INC.
      Proxy Solicited on Behalf of the Board of Directors of the Company
                      for the Annual Meeting May 19, 1999

        The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated March 23, 1999, in connection with the Annual Meeting of Stockholders to be held at 9:00 a.m. on May 19, 1999, in the Main Conference Room of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas, and hereby appoints Charles D. Davidson, Steven J. Shapiro and Albert D. Hoppe, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of VASTAR RESOURCES, INC. (the "Company") registered in the name provided herein which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals proposed by the registrant set forth in said Proxy Statement.

Proposal 1. Election of all 9 Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate). Nominees:

Jimmie D. Callison, Terry G. Dallas, Charles D. Davidson, Marie L. Knowles, Robert C. LeVine, William D. Schulte, Steven J. Shapiro, Donald R. Voelte, Jr. and Michael E. Wiley.

Proposal 2. Approval of appointment of PricewaterhouseCoopers LLP as independent auditors.

SEE REVERSE SIDE. If you wish to vote
in accordance with the Board of Directors'
recommendations, just sign on the reverse
side. You need not mark any boxes.            VASTAR RESOURCES, INC.
                                              P.O. BOX 11203
 CONTINUED AND TO BE SIGNED ON REVERSE SIDE   NEW YORK, N.Y. 10203-0203


                                                                SEE REVERSE SIDE

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
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[Vastar Resources, Inc. Logo Appears Here]

                            VASTAR RESOURCES, INC.
              Proxy Solicited on Behalf of the Board of Directors
P                    of the Company for the Annual Meeting
                                 May 19, 1999
R
                The undersigned, revoking previous proxies relating to these
O shares, hereby acknowledges receipt of the Notice and Proxy Statement dated March 23, 1999, in connection with the Annual Meeting of
X Stockholders to be held at 9:00 a.m. on May 19, 1999, in the Main Conference Room of Vastar Resources, Inc., 15375 Memorial Drive,
Y Houston, Texas, and hereby appoints Charles D. Davidson, Steven J. Shapiro and Albert D. Hoppe, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of VASTAR RESOURCES, INC. (the "Company") registered in the name provided herein which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals proposed by the registrant set forth in said Proxy Statement.

        Proposal 1.
        Election of all 9 Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate).
        Nominees:

        Jimmie D. Callison, Terry G. Dallas, Charles D. Davidson, Marie L. Knowles, Robert C. LeVine, William D. Schulte, Steven J. Shapiro, Donald
        R. Voelte, Jr. and Michael E. Wiley.


        Proposal 2.
        Approval of appointment of PricewaterhouseCoopers LLP as independent auditors.

        The number of shares specified on the reverse side of this proxy represents the aggregate number of shares held for your account in the Vastar Resources, Inc. Capital Accumulation and/or Savings Plan or in certain employee benefit plans of Atlantic Richfield Company or ARCO Chemical Company. This proxy covers all shares credited to your account in these plans.

        SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
                                                                         SIDE
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



    [X]  Please mark your                                                                                                 5658
         votes as in this
         example.

         This proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR Proposal 2.
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                                  The Board of Directors recommends a vote FOR Proposals 1 and 2.
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
                              FOR         WITHHELD                                                   FOR       AGAINST    ABSTAIN
  1.  Election of                                                               2.  Approval of
      Directors              [   ]         [   ]                                    Independent     [   ]       [   ]       [   ]
      (See reverse).                                                                Auditors.
For, except vote withheld from the following nominee(s):

____________________________________________________

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                                                                                                MARK HERE FOR
                                                                                                   ADDRESS        [    ]
                                                                                                  CHANGE AND
                                                                                                 NOTE AT LEFT

                                                                          Please sign exactly as name appears hereon. Joint owners
                                                                          should each sign. When signing as attorney, executor,
                                                                          administrator, trustee or guardian, please give full title as such.

                                                                          _________________________________________________________


                                                                          _________________________________________________________
                                                                             SIGNATURE(S)                               DATE
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